Exhibit 3.39

GLASS PAVING AND STONE, LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

This LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”), is effective on the 17 day of April, 2006, among the parties executing the signature page hereto as Members.

ARTICLE I

FORMATION OF LIMITED LIABILITY COMPANY

1.1 Formation and Effective Date of Agreement. The Members have formed a limited liability company (the “LLC”) pursuant to the Kentucky Limited Liability Company Act, by causing Articles of Organization for the LLC conforming to the requirements of the Act to be filed with the Secretary of State of the Commonwealth of Kentucky on April 13, 2006.

1.2 Name and Principal Place of Business. Until amended in accordance with this Agreement and the Act, the name of the LLC will be “GLASS PAVING AND STONE, LLC.” The principal place of business of the LLC shall initially be 2870 Jackson Highway, Glasgow, Kentucky 42141, or in such other place as the Members from time to time determine.

1.3 Agent for Service of Process. Until such time as the Members have appointed a different person to act in the Commonwealth of Kentucky as agent of the LLC for service of process, the LLC’s agent for service of process in the Commonwealth of Kentucky shall be Henry Hinkle whose address is P. O. Box 200, 395 North Middletown Road, Paris, Kentucky 40361.

1.4 Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended. It is the express intention of the parties hereto that this Agreement shall be the sole statement of agreement among them, and, except to the extent a provision of this Agreement expressly incorporates another document, federal income tax laws by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, the Agreement shall govern even when inconsistent with or different from the provisions of the Act or any other law or rule. To the extent any provision of the Agreement is prohibited or ineffective under the Act, the Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make valid any provision of the Agreement that was formerly invalid, such provision shall be considered to be a part of this Agreement from and after the date of such interpretation or amendment.

1.5 Purpose and Powers of Company. The purposes of the LLC shall be to engage in the transaction of any and all lawful businesses for which limited liability companies may be organized under the Act. The LLC shall have all powers and rights of a limited liability company organized under the Act to the extent such powers and rights are not limited by this Operating Agreement.

1.6 Definitions. Terms not otherwise defined in this Agreement shall have the meanings set forth in Article XIII.

1.7 Term. The term of the LLC shall begin upon the filing of the Articles of Organization and its duration shall be perpetual unless its existence is sooner terminated pursuant to Article XII of this Agreement.

ARTICLE II

MEMBERSHIP

2.1 Initial Members. The Initial Members of the LLC are set forth on EXHIBIT A hereto, each of whom is admitted to the LLC as a Member as of the date this Agreement becomes effective.

2.2 LLC Shares. Ownership of the LLC shall be divided into and represented by one class of shares (“Shares”), all of which shall have identical rights to distributions and liquidation proceeds. Each Share shall be entitled to one vote. The total number of Shares which the LLC is authorized to issue shall be ONE THOUSAND (1,000). Fractional Shares may be issued.

2.3 Preemptive rights. The Members shall have a preemptive right granted on uniform terms and conditions prescribed by the Board of Managers, to provide a fair and reasonable opportunity to exercise the right to acquire proportional amounts of the LLC’s unissued Shares upon the decision of the Board of Managers to issue them.

2.4 New Classes of Shares. No new class of shares or interests having rights or preferences different to those of the existing Shares may be issued, nor may the Board of Managers issue more than the total number of authorized Shares of the LLC without the unanimous approval of the Members.

ARTICLE III

CONTRIBUTIONS TO CAPITAL

3.1 Initial Contributions. Contemporaneously with the execution of this Agreement, each Member has paid in cash to the LLC the amount set forth in exchange for its Shares.

3.2 Issuance of Shares. In exchange for the payments of the Members, the Members shall be issued that number of Shares set forth opposite their names on EXHIBIT A.

3.3 Additional Contributions. No Member shall be permitted or required to make any additional contribution to the capital of the LLC without the .consent of the Board of Managers and the unanimous consent of the Members.

3.4 Interest. No Member shall be entitled to payment of interest with respect its Shares.

ARTICLE IV

MANAGEMENT OF THE COMPANY AND ITS OPERATIONS

4.1 Management of the LLC Vested in the Board of Managers. A corporate form of governance is adopted by the LLC; therefore, except as otherwise provided in Article IV, Section 4.3(b), management of the LLC shall be vested in Managers who shall comprise the Board of Managers, and who shall elect officers.

4.2 Meetings of the Members.

(a) Annual meetings. An annual meeting of the Members shall be held at the principal office of the LLC between the hours of 10 a.m. and 12 noon, local prevailing time, on the first Tuesday of May of each and every year for the purpose of electing Managers and for such other business as may be authorized by the Members. The notice of the annual meeting shall be given to each Member by the Secretary no fewer than ten (10) days and no more than seventy (70) days prior to the date of the meeting.

(b) Special Meetings. Special meetings of the Members which may be held for any purpose or purposes, may be called by the Chairman of the Board (if any), by the President, by the Board of Managers, or by Members owning not less than fifty percent (50%) of the Shares issued and outstanding.

(c) Place of Meeting. Meetings of the Members shall be held at the principal office of the LLC or such other place within or without the Commonwealth of Kentucky as may be designated by the person or persons calling the meeting.

(d) Notice of Meetings. Unless waived, written notice of each meeting of Members stating the place, day, and hour of the meeting, and the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than seventy (70) days before the date of the meeting, either personally or by mail, by or at the direction of the person or persons calling the meeting, to each Member.

(e) Quorum. Eighty percent (80%) or more of the issued and outstanding Shares represented in person or by proxy shall constitute a quorum. If a quorum exists, action on a matter (other than the election of a Manager) shall be approved if the votes cast in favor exceed the votes cast against, unless otherwise provided in this Agreement or in the Act.

(f) Proxies. A Member, at any meeting of Members, may vote either in person or by proxy executed in writing by the Member or by the Member’s duly authorized attorney in fact. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Proxies shall be filed with the Secretary of the LLC before or at the time of such meeting.

(g) Convening Members Meetings. The Chairman of the Board of Managers (if any), or in his absence, the President, or in the absence of any of the foregoing, any other officer designated by the Board of Managers shall call meetings of Members to order and act as chairman thereof; provided, however, that notwithstanding the foregoing, the Members present may elect the chairman of such meeting from among the Members. The Secretary shall act as secretary of all meetings of Members, but in the absence of the Secretary, or if the Secretary is serving as chairman, the chairman may appoint any person to act as secretary.

4.3 Board of Managers.

(a) General Powers. The Board of Managers shall have full and exclusive right, power, and authority to manage the business and affairs of the LLC and make all decisions with respect thereto, except for those matters expressly reserved to the Members by this Agreement or the Act. The Board of Managers shall have the right, power and authority, in the conduct and management of the business of the LLC, to do or cause to be done any and all acts or things deemed by the Board of Managers to be necessary, appropriate, or desirable to carry out or further the business of the LLC. The right, power, and authority of the Board of Managers pursuant to this Agreement shall be liberally construed to encompass all acts and activities in which a limited liability company may engage under the Act.

(b) Actions Requiring Approval of Members. Notwithstanding any other provisions of this Operating Agreement, the written vote, approval, or consent of eighty percent (80%) of the Members shall be required in order for any of the following actions to be taken on behalf of the Company:

(i) Amending the Operating Agreement in any manner.

(ii) Authorizing a Member to do any act on behalf of the Company that contravenes this Operating Agreement, including any written provision hereof which expressly limits the purpose, business, or affairs of the Company or the conduct thereof.

(iii) Taking any action which would make it impossible to carry on the ordinary business of the Company.

(iv) Confessing a judgment against the Company.

(v) Filing or consenting to filing a petition for or against the Company under any federal or state bankruptcy, insolvency or reorganization act.

(vi) Loaning Company funds to any Member.

(c) Number, Term, and Election. The number of Managers constituting the full Board of Managers of the LLC shall be at least three (3) and no more than five (5). The name of the Managers constituting the initial Board of Managers are: Larry D. Glass, Henry Hinkle, Tom Hinkle and Tom Brannock. Each Manager shall hold office until his or her resignation, removal, or death. Upon the resignation, removal, or death of a Manager, the Members shall elect his successor at a special meeting called for such purpose. Managers need not be residents of the Commonwealth of Kentucky and need not be Members of the LLC.

(d) Voting at Meetings, Cumulative Voting. Each Member shall have one (1) vote for each Share owned by a Member. At each election for Manager, each Member shall have the right to cast, in person or by proxy, as many votes in the aggregate as he shall be entitled to vote multiplied by the number of Managers to be elected at such election; and each Member may cast the whole number of votes for one (1) candidate, or distribute such votes among two (2) or more candidates. The Managers shall not be elected in any other manner.

(e) Removal of Managers. One or more Managers or the entire Board of Managers may be removed, with or without cause, at a meeting of Members called expressly for such purpose. Any Manager may also be removed for cause by action of a majority of the entire Board of Managers if the Manager to be removed shall, at the time of removal, fail to meet the qualifications, if any, stated herein for election as a Manager or shall be in breach of any agreement between such Manager and the LLC relating to such Manager’s services as a Manager or employee of the LLC. Notice of the proposed removal shall be given to all Managers of the LLC prior to the action thereon.

(f) Regular Meetings. A regular annual meeting of the Board of Managers shall be held without notice immediately following the annual meeting of the Members, beginning with the year 2006, or on such other day within such month as shall be fixed by the Board of Managers. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day. The Board of Managers may provide, by resolution fixing the time and place thereof, for the holding of additional regular meetings, which may thereafter be held at the designated time and place, without further notice thereof to the Managers.

(g) Special Meetings. Special meetings of the Board of Managers may be called by or at the request of the Chairman of the Board (if any), the President, or by any Manager. Unless waived, written notice of any special meeting, stating the place, day, and hour thereof shall be given at least five (5) days prior thereto by the person or persons calling the meeting, to each Manager. Neither the business to be transacted at, nor the purpose of, any meeting of the Board of Managers need be specified in the notice or waiver of notice of such meeting.

(h) Place of Meetings. Meetings of the Board of Managers or of any committee designated by the Board of Managers may be held at any place either within or without the Commonwealth of Kentucky.

(i) Quorum. A majority of the number fixed as the full Board of Managers by this Agreement shall constitute a quorum for the transaction of business. The act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers.

(j) Committees. The Board of Managers, by resolution adopted by a majority of the number of Managers fixed as the full Board of Managers by this Agreement, may designate one (1) or more Managers to constitute a committee. Each such committee, to the extent provided in the resolution, shall have and exercise all of the authority of the Board of Managers in the management of the LLC; provided, however, that any or all members of each such committee may be removed at any time, with or without cause, by vote of a majority of the number of Managers fixed as the full Board of Managers by this Agreement. Unless the Board of Managers provides for a greater number, a majority of the members constituting each such committee shall be a quorum and the act of such majority shall be the act of such committee.

(k) Compensation. Each Manager may be reimbursed for the expenses, if any, incurred by him in attending each meeting of the Board of Managers, and may be paid such compensation as the Board of Managers may from time to time determine.

4.4 Officers.

(a) General. The principal executive officers of the LLC (in addition to the Chairman of the Board of Managers, if any) shall be a President, one (1) or more Vice Presidents (any of whom may be designated with descriptive titles), a Secretary, and a Treasurer; provided, that the Board of Managers may, in its discretion, limit the principal executive officers of the LLC to a President and a Secretary. The Board of Managers may appoint such other officers and agents (including, but not limited to, a Chairman of the Board of Managers and one or more Assistant Vice Presidents, Assistant Secretaries, and Assistant Treasurers), as it shall deem necessary, who shall have such authority and shall perform such duties as are set out in this Agreement or as from time to time shall be prescribed by the Board of Managers. Any two (2) or more of the aforesaid offices may be filled by the same person. The Board of Managers, at its first annual meeting and thereafter from time to time, shall elect the principal executive officers and other officers of the LLC, who shall serve at the pleasure of the Board of Managers. Any officer or agent may be removed by the Board of Managers, with or without cause, whenever in its judgment the best interests of the LLC will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. The Board of Managers shall determine the salary and other compensation of all officers and agents of the LLC.

(b) Chairman of the Board. The Chairman of the Board (if any) shall preside at meetings of the Board of Managers and shall have such other powers and duties as the Board of Managers shall assign to the Chairman of the Board.

(c) President. The President shall be the chief executive officer of the LLC, with the powers and duties which attach to such position. If no Chairman of the Board is serving, or in the absence of the Chairman of the Board, the President shall preside at the meetings of the Board of Managers.

(d) Vice Presidents. Vice Presidents shall perform such duties and exercise such powers as shall be delegated by the chief executive officer or as shall be designated by the Board of Managers.

(e) Secretary. The Secretary shall attend all meetings of the Board of Managers and the Members, except as otherwise provided in this Agreement, shall act as clerk thereof and record all votes and the minutes of all proceedings in the book to be kept for that purpose. The Secretary shall keep in safe custody the seal of the LLC (if one) and, when authorized by the Board of Managers, affix the seal to any instrument requiring the attention thereof. The Secretary shall give, or cause to be given, a notice as required of all meetings of the Members and of the Board of Managers; the Secretary shall keep or cause to be kept Share certificates (if any) and a transfer book and a list of all the Members and their respective addresses and shall perform such other duties as may be prescribed by the Board of Managers or by the chief executive officer, under whose supervision the Secretary shall be.

(f) Treasurer. The Treasurer shall have the custody of the LLC’s funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books belonging to the LLC and shall deposit all monies and other valuable effects in the name and to the credit of the LLC in such depositaries as may be designated by the Board of Managers. The Treasurer shall disburse the funds of the LLC as may be ordered by the Board of Managers, taking proper vouchers for such disbursements and shall render to the chief executive officer and Managers at the regular meetings of the Board of Managers, an account of all the Treasurer’s transactions as the Treasurer and of the financial condition of the LLC.

(g) Assistant Secretaries and Assistant Treasurers. The Assistant Secretary or Secretaries, if one (1) or more, shall be elected by the Board of Managers, shall perform such duties and exercise such powers as shall be delegated by the Secretary or as shall be designated by the chief executive officer or by the Board of Managers. An Assistant Secretary may, in the absence or disability of the Secretary, perform all the duties and exercise all the powers of the Secretary. The Assistant Treasurer or Treasurers, if one (1) or more, shall be elected by the Board of Managers, shall perform such duties and exercise such powers as shall be delegated by the Treasurer or as shall be designated by the chief executive officer or by the Board of Managers. An Assistant Treasurer may, in the absence or disability of the Treasurer, perform all the duties and exercise all the powers of the Treasurer.

(h) Vacancies. If the office of any officer of the LLC becomes vacant because of death, resignation, removal, or for any other reason, or if any officer of the LLC is unable to perform the duties of his office for any reason, the Board of Managers may choose a successor who shall replace such officer or the Board of Managers may delegate the duties of any such vacant office to any other officer or to any Manager of the LLC for the unexpired portion of the term.

4.5 Insurance. The Board of Managers shall have the power to cause the LLC to purchase and maintain insurance on behalf of any person who is or was a Manager, officer, employee, or agent of the LLC, or is or was serving at the request of the LLC as a Manager, director, trustee, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the LLC would have the power to indemnify him against such liability under the provisions of this Agreement.

4.6 Conflicts of Interest.

(a) Unless otherwise prohibited by separate legal agreements from this Operating Agreement, a Member or Manager shall be entitled to enter into transactions that may be considered to be competitive with, or a business opportunity that may be beneficial to, the LLC, it being expressly understood that one or more of the Members or Managers may enter into transactions that are similar to the transactions into which the LLC may enter. Notwithstanding the foregoing, a Member or Manager shall account to the LLC and hold as a trustee for it any property, profit or benefit derived by a Member or a Manager, without the consent of the other Members, in the conduct of the LLC business or from a use or appropriation by the Member or Manager of LLC property including information developed exclusively for the LLC and opportunities expressly offered by third parties to the LLC.

(b) A Member does not violate a duty or obligation to the LLC merely because the Member’s or Manager’s conduct furthers the Member’s or Manager’s own interest. A Member or Manager may lend money at commercially reasonable rates and transact other business with the LLC. The rights and obligations of a Member or Manager who lends money to or transacts business with the LLC are the same as those of a person who is not a Member or Manager, subject to other applicable law. No transaction with the LLC shall be voidable solely because a Member or Manager has a direct or indirect interest in the transaction if either the transaction is fair to the LLC or the disinterested Members, knowing the material facts of the transaction and the Member’s or Manager’s interest, authorize, approve or ratify the transaction.

4.7 Books of Account. At all times during the existence of the LLC, books of account shall be maintained as directed by the Board of Managers, in which an accurate record of the transactions of the LLC shall be kept.

4.8 Miscellaneous.

(a) Resignations. Any Manager or officer of the LLC may resign from such position at any time by giving written notice to the President or the Secretary.

(b) Fiscal Year. The fiscal year of the LLC shall end on December 31.

(c) Participation in Meetings by Telephone. Members or Managers, as the case may be, may participate in any meeting of the Members, or of the Board of Managers, or of any committee of the Board of Managers, by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.

(d) Action Without Meetings. Any action which is required to or may be taken at a meeting of the Members or of the Board of Managers or of any committee of the Board of Managers, may be taken without a meeting if consents in writing, setting forth the action so taken, are signed by all of the Members, or all of the Managers constituting the Board of Managers or such committee, as the case may be. The consents shall have the same force and effect as unanimous vote at a meeting duly held. The Secretary shall file the consents with the minutes of the meetings of the Members or of the Board of Managers or of the committee, as the case may be.

ARTICLE V

NOTICES

5.1 Notices. Whenever, under the provisions of the Act, the Articles of Organization, or this Agreement, notice is required to be given to any Member or Manager, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such Member or Manager at his address as it appears on the records of the LLC with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States Mail. Notice to Members and Managers may also be given by telegram or facsimile.

5.2 Waiver of Notice. Whenever any notice is required to be given under the provisions of the Act, the Certificate of Formation or this Agreement, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

ARTICLE VI

SHARE CERTIFICATES

6.1 Certificates. Every Member of the LLC shall be entitled to have a certificate, signed by the President or a Vice President and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the LLC, certifying the number of Shares owned by him in the LLC.

6.2 Replacement Certificates. The Board of Managers may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the LLC alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the Shares to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Managers may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates or certificates, or his legal representative, to give the LLC a bond in such sum as it may direct as indemnity against any claim that may be made against the LLC with respect to the certificates alleged to have been lost, stolen or destroyed.

6.3 Transfers. Upon surrender to the LLC of a certificate for Shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the LLC, provided that the transfer is in compliance with the terms of this Agreement, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

6.4 Share Register. In order that the LLC may determine the Members entitled to notice of or to consent, approve or vote on any matter, or the Members of Assignees entitled to receive payment of any distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of Shares or for the purpose of any other lawful action, the Board of Managers may fix, in advance, a record date, which shall not be more than seventy (70) nor less than ten (10) days before the date of such action or event.

6.5 Rights of Registered Owner. The LLC shall be entitled to recognize the exclusive right of a person registered on its books as the owner of Shares to receive distributions and to vote as such owner, and to hold liable for any responsibilities of the owner of Shares a person registered on its books as the owner of Shares and shall not be bound to recognize any equitable or other claim to or interest in such Share of Shares on the part of any other person, whether or not it shall have express or other notice thereof.

ARTICLE VII

ACCOUNTING RECORDS AND SPECIAL TAX PROVISION

7.1 Financial and Tax Reporting. The LLC shall prepare its financial statements in accordance with generally accepted accounting principles as from time to time in effect and shall prepare its income tax information returns using such methods of accounting as the Board of Managers deem necessary or appropriate under the Code and Treasury Regulations.

7.2 Supervision, Inspection of Books. Proper and complete books of account and records of the business of the LLC shall be kept under the supervision of the Board of Managers at the LLC’s Financial Office located at P.O. Box 200, North Middletown Road, Paris, Kentucky and at such other place as designated by the Board of Managers. The Board of Managers shall give notice to each Member of any changes in the location of such books and records. Such books and records shall be open to inspection, audit and copying by any Member, or his designated representative, upon reasonable notice at any time during business hours for any purpose reasonably related to the Member’s ownership in the LLC. Any information so obtained or copied shall be kept and maintained in strictest confidence except as required by law.

7.3 Reliance on Records and Books of Account. Any Member or Manager shall be fully protected in relying in good faith upon the records and books of account of the LLC and upon such information, opinions, reports or statements presented to the LLC by its Board of Managers, any of its Members, officers, employees or committees, or by any other person, as to matters the Board of Managers or Members reasonably believe are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the LLC, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the LLC or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

7.4 Annual Reports. The annual financial statements of the LLC shall be reviewed and reported on as of the end of each Fiscal Year by a firm of independent certified public accountants selected by the Managers, provided that the Managers may waive the requirement of a review at any time and for any reason. A copy of the annual report shall be transmitted to the Members within one hundred and five (105) days after the end of each Fiscal Year.

7.5 Tax Returns. The Board of Managers shall, within one hundred five (105) days after the end of each Fiscal Year, file a Federal income tax information return and transmit to each Member a copy of same and all other information necessary for the Members to timely file their Federal income tax returns. The Board of Managers similarly shall file, and provide information to the Members regarding, all appropriate state and local income tax returns.

7.6	Special Tax Provisions.

(a) The Members expect and intend that the LLC shall be treated as a partnership for all federal income tax purposes and each Member and the Board of Managers agree that they (i) will not on any federal, state, local or other tax return take a position, and shall not otherwise assert, inconsistent with such expectation and intent; or (ii) do any act or thing which could cause the LLC to be treated as other than as a partnership for federal income tax purposes.

(b) No Member shall be permitted to sell, transfer or assign any of his or her Shares, regardless of whether any such sale, transfer or assignment would be voluntary or involuntary, if the effect of any such purported sale, transfer, or assignment of Shares would be to cause a revocation or termination of the election by the LLC to be taxed as a partnership, unless that Member first obtains the prior written consent of the holders of at least eighty percent (80%) of all of the Shares. Any such attempt to sell, transfer or assign any Shares, without the prior written consent of the holders of at least eighty percent (80%) of all of the Shares, shall be null and void and of no force or effect.

ARTICLE VIII

DISTRIBUTIONS

8.1 Distribution With Respect to Shares. All distributions by the LLC to Members shall be made to the Members in proportion to their ownership of Shares.

8.2 Discretionary Distributions. To the extent the LLC’s cash on hand exceeds its current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, and reserves, the Board of Managers may cause the LLC to make distributions to the Members in proportion to their ownership of Shares.

8.3 Distributions in Kind. All distributions shall be made in cash unless the Board of Managers shall have approved a distribution of assets in kind.

ARTICLE IX

VOLUNTARY WITHDRAWALS

No Member shall have the right or power to withdraw from the LLC without the written consent of all other Members remaining at the time. Any attempt to withdraw from the LLC shall constitute wrongful conduct and shall be a breach of this Agreement which will authorize the LLC to recover from the withdrawing Member damages, costs, and expenses (including attorney’s fees) and any other remedies provided by applicable law.

ARTICLE X

ASSIGNMENT; RESIGNATION

10.1 Assignment Generally. Except as provided in Section 10.2 of this Operating Agreement, each minority shareholder Member hereby covenants and agrees that it will not sell, assign, transfer, mortgage, pledge, encumber, hypothecate or otherwise dispose of all or any part of its interest in the Company to any person, firm, corporation, trust or other entity without first offering in writing to sell such interest to the Company. The Company shall have the right to accept the offer at any time during the thirty (30) days following the date on which the written offer is delivered to the Company. The consent of eighty percent (80%) of the Members shall be required to authorize the exercise of such option by the Company. If the Company shall fail to accept the offer within the thirty (30)-day period, such interest may during the following sixty (60) days be disposed of free of the restrictions imposed by this Operating Agreement; provided, however, that the purchase price for such interest shall not be less and the terms of purchase for such interest shall not be more favorable than the purchase price and terms of purchase that would have been applicable to the Company had the Company purchased the interest; provided further that the purchaser shall first become a Member pursuant to this Operating Agreement; and provided further that any interest not so disposed of within the sixty (60)day period shall thereafter remain subject to the terms of this Operating Agreement. Notwithstanding the preceding sentence, no assignee of a Membership Interest shall become a Member of the Company except upon the unanimous written consent of the non-assigning Members.

10.2 Purchase of Certain Membership Interest.

(a) If an Option Event (as defined below) occurs with respect to any minority Member (an “Option Member”), the Company shall have the option to purchase the Option Member’s Shares upon the terms and conditions set forth in this Section 10.2. For purposes of the foregoing, an “Option Event” shall mean the (i) the occurrence of any event set forth in Section 12.1 hereof, if all or the requisite remaining Members consent to continue the business of the Company as provided therein, and (ii) the inability of a Member to pay its debts generally as they become due, or any assignment by a Member for the benefit of its creditors, or the filing by a Member of a voluntary petition in bankruptcy or similar insolvency proceedings, or the filing against a Member of an involuntary petition in bankruptcy or similar insolvency proceeding that is not dismissed within ninety (90) days thereafter. The term “Option Member” shall include an Option Member’s trustee in bankruptcy, to the extent applicable.

(b) Upon any Option Event occurring to an Option Member, the Option Member shall deliver written notice of the occurrence of such Option Event to the Company. The Company shall have the option, but not the obligation, to purchase the Option Member’s Shares at any time during the sixty (60) day period immediately following the date on which it receives notice of the occurrence of the Option Event. Such option shall entitle the Company to purchase such Shares for the fair market value of such Shares. The fair market value of the interest shall be the amount that the Option Member would receive in exchange for its entire interest in the Company if the Company sold all of its assets, subject to their liabilities, at their fair market value as of the date on which the Option Event occurred and distributed the net proceeds from such sale in complete liquidation to authorize the exercise of such option by the Company. Such option must be exercised by delivery of a written notice from the Company to the Option Member during the aforementioned period. Upon delivery of such notice the exercise of such option shall be final and binding on the Company and the Option Member.

(c) If the foregoing option is not exercised, the business of the Company shall continue, and the Option Member shall retain its Membership Interest.

(d) The fair market value of the Option Member’s Shares shall be determined as expeditiously as possible by a disinterested appraiser mutually selected by the Option Member and the Company (the Company’s selection being made by the remaining Members). If the Option Member and the Company are unable to agree on a disinterested appraiser, then the Option Member and the Company shall each select a disinterested appraiser and if the disinterested appraisers selected are not able to agree as to the fair market value of the interest, then the two disinterested appraisers shall select a third disinterested appraiser who shall determine the fair market value. The determination of the fair market value of the Option

Member’s Shares by the appraiser or appraisers shall be conclusive and binding on all parties. All costs of an appraiser mutually selected by the Option Member and the Company or the two disinterested appraisers shall be shared equally by the Option Member and the Company. All costs of an individually selected appraiser shall be borne by the parties selecting such appraiser.

(e) If the option to purchase the Option Member’s Shares is exercised by the Company, then not later than thirty (30) days after the date on which the appraisal described above is complete (the “Appraisal Date”), the Company shall make a distribution of property (which may be cash or other assets of the Company) to the Option Member with a value equal in amount to the fair market value of the Option Member’s Shares; provided, however, that at the election of the Company such distribution to the Option Member may be made in five (5) equal annual installments, the first of which shall be made on the thirtieth (30th) day after the Appraisal Date, and one of which shall be made on the same date in each of the four (4) years thereafter, provided, further, however, that notwithstanding an election by the Company to make the distribution to the Option Member in five equal annual installments, the Company may accelerate without penalty all of such installments at any time or any part of such installment at any time. If the Company elects to make distributions to the Option Member in five (5) equal annual installments as provided herein, the Company, in addition to such annual installments, shall pay the Option Member additional amounts computed as if the Option Member were entitled to interest on the undistributed amount of the total distribution to which the Option Member is entitled hereunder at an annual rate equal to the annual Federal Med-Term Rate in effect under Section 1274(d) of the Code, as determined on the 30th day after the Appraisal Date, which additional amounts, computed like interest, shall be due and payable on the same dates as the annual installments of the distribution payable to the Option Member hereunder. Any unpaid capital contributions of the Option Member and any damages occurring to the Company as a result of the Option Event shall be taken into account in determining the net amount due the Option Member at the closing, and any excess of such unpaid capital contributions or damages over the amount due at closing shall be netted against subsequent installment payments as they become due.

(f) In order to fund any obligations under this Operating Agreement, the Company or the Members may maintain such life insurance policies on the lives of one or more Members as the Members determine from time to time to be desirable.

10.3 Absolute Prohibition. Notwithstanding any other provision in this Article X, the Shares of the Minority Member, in whole or in part, or any rights to distributions therefrom, shall not be sold, exchanged, conveyed, assigned, pledged, hypothecated, subjected to a security interest or otherwise transferred or encumbered, if, as a result thereof, the Company would be terminated for federal income tax purposes in the opinion of counsel for the Company or such action would result in a violation of federal or state securities laws in the opinion of counsel for the Company.

10.4 Tag Along Provision. In the event the Majority Shareholder receives and accepts an offer for the sale of its interest, the Minority Shareholder shall have the right to require the purchase of his Shares upon the same terms and conditions or he may retain same, but should the purchaser require the sale of all of the Shares the Minority Shareholder agrees to sell all of his Shares upon the same terms and conditions as the Majority Shareholder.

10.5 Members Acquiring Membership Interest from Company. No Person, other than the initial Members, who acquires Shares from the Company shall be admitted as a Member of the Company, except upon the unanimous written consent of the Members.

10.6 Resignation. No Member shall be entitled to withdraw or resign by voluntary act from the Company except upon consent of eighty percent (80%) of the Members. Any attempted withdrawal or resignation by voluntary act, without such consent shall be of no force or effect.

10.7 Effect of Prohibited Action. Any transfer or other action in violation of this Article shall be void ab initio and of no force or effect.

10.8 Rights of an Assignee. If an assignee of Shares is not admitted as a Member because of the failure to satisfy the requirements of Sections 10.1, 10.2, 10.3 or 10.5 hereof, such assignee shall nevertheless be entitled to receive such distributions from the Company as the assigning Member would have been entitled to receive under Article VIII of this Operating Agreement with respect to such Shares had the assigning Member retained such Shares.

10.9 Assignee as a Member. If an assignee of Shares is admitted as a Member, such assignee’s rights shall be determined as expressly provided in the Act, the Articles, or this Operating Agreement. The assignor’s rights shall be determined as expressly provided in the Act, the Articles, or this Operating Agreement.

ARTICLE XI

INDEMNIFICATION AND LIMITATION OF LIABILITY

11.1 Right to Indemnification. The LLC shall indemnify and hold harmless, to the fullest extent permitted by the Act as it presently exists or as it may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a Manager, Member, officer, employee or agent of the LLC or is or was serving at the request of the LLC as a director, trustee, officer, Manager, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise, limited liability company, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The LLC shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Managers of the LLC.

11.2 Prepayment of Expenses. The LLC shall pay the expenses incurred by a person described in this Article in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a person described in this Article in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise.

11.3 Claims. If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty (60) days after a written claim therefor has been received by the LLC, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the LLC shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

11.4 Non-Exclusivity of Rights. The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Formation, the Agreement, other agreements, vote of Members or disinterested Managers, or otherwise.

11.5 Other Indemnification. The LLC’s obligation, if any, to indemnify any person who was or is serving at its request as director, trustee, Manager, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, limited liability company, trust, enterprise or non-profit enterprise.

11.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

11.7 Limitations of Liability.

(a) No Member, Manager, employee, officer, or agent of the LLC shall be personally liable by reason of being a Member, Manager, employee, officer, or agent of the LLC, under a judgment, decree or order of a court, agency or tribunal of any type, or in any manner, in this or any other state, or on any other basis, for a debt, obligation or liability of the LLC whether arising in contract, tort or otherwise.

(b) The status of a person as a Member, Manager, employee, officer, or agent of the LLC shall not subject them to personal liability for the acts or omissions, including any negligence, wrongful act or actionable misconduct, of any other Member, Manager, agent, officer or employee of the LLC.

(c) No Member or Manager of the LLC shall be liable, responsible or accountable in damages or otherwise to the LLC or the Members thereof for any action taken or failure to act on behalf of the LLC unless the act or omission constitutes wanton or reckless misconduct.

ARTICLE XII

TERMINATION

12.1 Termination. The LLC shall be dissolved, its assets disposed of and its affairs wound up upon the entry of a decree of judicial dissolution under the Act.

12.2 Articles of Dissolution. Upon the dissolution of the LLC, the Board of Managers shall file articles of dissolution with the Kentucky Secretary of State.

12.3 Authority to Wind Up. The Board of Managers shall have all necessary power and authority required to marshall assets of the LLC, to pay its creditors, to distribute assets and otherwise wind up the business and affairs of the LLC. In particular, the Board of Managers shall have the authority to continue to conduct the business and affairs of the LLC insofar as such continued operation remains consistent, in the judgment of the Board of Managers, with the orderly winding up of the LLC.

12.4 Winding Up. The winding up of the LLC shall be completed when all debts, liabilities and obligations of the LLC have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the LLC have been distributed by the Board of Managers.

12.5 Distribution of Assets. Upon dissolution and winding up of the LLC, the affairs of the LLC shall be wound up and the LLC liquidated by the Board of Managers. The assets of the LLC shall be distributed as follows in accordance with the Act:

(a)	to creditors of the LLC in order of priority provided by law; then

(b)	to the Members in proportion to their ownership of Shares.

ARTICLE XIII

DEFINITIONS

13.1 Definitions. The following terms shall have the meanings set forth for the purposes of this Agreement:

(a) “Agreement” shall mean this Limited Liability Company Operating Agreement as the same shall be amended from time to time.

(b) “Code” and “IRC” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(c) “Person” shall mean a natural person, partnership (whether general or limited and whether domestic or foreign), limited liability company, foreign limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or representative capacity.

(d) “Treasury Regulations” means regulations issued pursuant to the Code.

ARTICLE XIV

MISCELLANEOUS

14.1 Amendment. This Agreement may be amended only with the consent of the Members.

14.2 Power of Attorney. By signing this Agreement, each Member designates and appoints the Board of Managers as his true and lawful attorney, in his name, place and stead, to make, execute, sign and file such instruments, documents or certificates which may from time to time be required by the laws of the United States of America and the State of Delaware and any political subdivision thereof or any other state or political subdivision in which the LLC shall do business to carry out the purposes of this Agreement, except where such action requires the express approval of the Members hereunder. Such attorney is not hereby granted any authority on behalf of the undersigned Members to amend this Agreement.

14.3 Further Assurances. The parties agree to execute and deliver any further instruments or documents and perform any additional acts which are or may become necessary to effectuate and carry on the LLC created by this Agreement.

14.4 Binding Effect. This Agreement shall be binding on and inures to the benefit of the Members and their respective transferees, successors, assigns and legal representatives.

14.5 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Kentucky, without regard to, or application of, its conflict of law principles. All of the parties hereto unequivocally and without reservation consent to the sole and exclusive jurisdiction of the Courts of the Commonwealth of Kentucky as the exclusive tribunals in which to file suit over any matter or dispute involving this Agreement including, but not limited to, the interpretation and performance of this Agreement.

14.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter herein.

14.7 Counterparts. This Agreement may be executed in two (2) or more counterparts with the same force and effect as if each of the signatories had executed the same instrument.

14.8 Personal Pronouns. Wherever a personal pronoun is to be used to refer to any of the parties hereto, either the masculine or the neuter form of said pronoun may be used, even though the person to whom it applies is a female. Where required by the sense hereof the singular shall include the plural and the plural the singular.

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement effective as of the day and year first above written.

MEMBERS:

HINKLE CONTRACTING CORPORATION

BY:	/s/ Henry Hinkle
ITS:	President

GLASS PAVING, INC.

BY:	/s/ Larry D. Glass
ITS:	President

EXHIBIT A

TO THE OPERATING AGREEMENT OF

GLASS PAVING AND STONE, LLC

LIST OF MEMBERS AND CAPITAL CONTRIBUTIONS

The following constitutes a list of all Members names, capital contribution amounts, dates of contributions and Shares. As this is amended from time to time, a revised Exhibit A shall be signed by all the Members of the LLC, said exhibit shall further evidence approval of any new Member and that new Member’s agreement to be fully subject to all terms and provisions of said operating agreement, together with enjoying all benefits thereof. The information is as follows:

MEMBERS:	INITIAL CONTRIBUTION	DATE CONTRIBUTED	SHARES:

Hinkle Contracting Corporation	$800,000 cash and all assets and real property acquired In Asset Purchase Agreement executed on April 17, 2006.	April 17, 2006	800

Glass Paving, Inc.	$200,000 cash and twenty Percent (20%) ownership in all assets still held after execution of Asset Purchase Agreement on April 17, 2006, 2006 all interest in Quarry Assets acquired by Hinkle Contracting Corporation and conveyed to Glass Paving, Inc. in accordance with the terms of said Asset Purchase Agreement	April 17, 2006	200

Effective the             day of April, 2006.

HINKLE CONTRACTING CORPORATION	GLASS PAVING, INC.

BY: /s/ Henry Hinkle	BY: /s/ Larry D. Glass

ITS: President	ITS: President